                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                           Arlington Hospitality, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[ ]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
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previously. Identify the previous filing by registration statement number, or
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

                           ARLINGTON HOSPITALITY, INC.
                         2355 S. ARLINGTON HEIGHTS ROAD
                                    SUITE 400
                        ARLINGTON HEIGHTS, ILLINOIS 60005

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Arlington Hospitality, Inc. will be held on December 22, 2004, at 9:00 a.m., local time, at our headquarters, 2355 S. Arlington Heights Road, Suite 400, Arlington Heights, Illinois 60005, to act upon the following matters:

           TO ELECT OUR DIRECTORS WHO WILL SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY
                             ELECTED AND QUALIFIED.

             TO RATIFY THE APPOINTMENT OF GRANT THORNTON, LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2004.

Please refer to the attached proxy statement and proxy, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Only holders of record of our common stock at the close of business on November 24, 2004 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting. You may inspect a complete list of stockholders eligible to vote at the meeting at our offices during the ten days prior to the meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ KENNETH M. FELL
                                            -----------------------------------
                                            Kenneth M. Fell, Chairman of  the
                                            Board of Directors

Arlington Heights, Illinois
December 1, 2004

                                TABLE OF CONTENTS

                                                                                              PAGE
INFORMATION ON VOTING AND SOLICITATION OF PROXIES.......................................        1

     General Information................................................................        1

     Record Date/Outstanding Shares.....................................................        1

     Voting.............................................................................        1

     Revocation of Proxies..............................................................        2

     Solicitation of Proxies............................................................        2

PROPOSAL ONE ELECTION OF DIRECTORS......................................................        3

     General............................................................................        3

     Nominees...........................................................................        3

     Executive Officers.................................................................        5

     Director Independence..............................................................        6

     Corporate Governance...............................................................        8

     Attendance.........................................................................        9

     Compensation of Directors..........................................................        9

     Committees.........................................................................       10

     Report of the Audit Committee......................................................       12

     Report of the Compensation Committee...............................................       13

     Report of the Corporate Governance/Nominating Committee............................       15

     Other Committees...................................................................       16

     Executive Compensation.............................................................       17

     Stock Options......................................................................       17

     Employment Agreements..............................................................       18

PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS........................       21

     Fees Paid to KPMG..................................................................       21

     Change in Certifying Accountant....................................................       22

STOCK PRICE PERFORMANCE GRAPH...........................................................       22

CERTAIN TRANSACTIONS....................................................................       24

PRINCIPAL STOCKHOLDERS..................................................................       24

     Beneficial Ownership Table.........................................................       24

     Section 16(a) Beneficial Ownership Reporting Compliance............................       26

STOCKHOLDER PROPOSALS...................................................................       26

OTHER MATTERS...........................................................................       27

"HOUSEHOLDING" OF PROXY MATERIALS.......................................................       27

                           ARLINGTON HOSPITALITY, INC.
                                 PROXY STATEMENT

                INFORMATION ON VOTING AND SOLICITATION OF PROXIES

GENERAL INFORMATION.

This proxy statement is being sent to you in connection with our Annual Meeting of Stockholders to be held at 9:00 a.m. local time on December 22, 2004, at our headquarters located at 2355 S. Arlington Heights Road, Suite 400, Arlington Heights, Illinois 60005. This proxy statement and accompanying proxy were initially mailed to stockholders on or about December 1, 2004. The proxy statement, shareholder letter and our Annual Report on Form 10-K are also available on our website at www.arlingtonhospitality.com.

RECORD DATE/OUTSTANDING SHARES.

Only stockholders of record at the close of business on November 24, 2004, are entitled to vote at the meeting or any adjournment thereof. As of that date there were 4,915,598 shares of our common stock outstanding. Our shares are quoted on the Nasdaq National Market under the symbol "HOST." The closing price on November 24, 2004 was $2.90 per share. The record list of our holders of common stock will be available for inspection at our offices by any record holder for any purpose related to the annual meeting for a period of ten days prior to the annual meeting.

VOTING.

Each share of our common stock is entitled to one vote on all matters voted upon at the annual meeting. Holders of common stock are not entitled to cumulate their votes. A majority of our outstanding shares, represented in person or by proxy, will constitute a quorum at the meeting. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of the shares voting at the meeting is necessary to approve the proposal to ratify the appointment of our independent auditors. If any other matters are properly presented at the annual meeting, the persons named on the proxy card will be entitled to vote on these matters for you. As of the date of this proxy statement, we were not aware of any other matters to be raised at the meeting.

Votes cast by proxy or in person at the annual meeting will be counted by the persons that we appoint to act as inspectors for the meeting. The inspectors will treat properly signed proxies that are marked "abstain" as "abstentions" and properly signed proxies that are held in "street name" by brokers and not voted on one or more of the items as "broker non-votes." Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

We have been advised by our officers and directors that they will vote the shares of common stock they own, directly or indirectly, or have authority to vote, in favor of the election of each person nominated for election to our board of directors; and in favor of ratifying the appointment of our independent auditors. These shares represent approximately 28% of our outstanding common stock.

REVOCATION OF PROXIES.

A proxy may be revoked at any time prior to its exercise, by written notice to our Secretary, by signing a later-dated proxy that is received before the annual meeting or by attending the meeting and voting in person. Merely attending the meeting, without further action, will not revoke a previously granted proxy.

SOLICITATION OF PROXIES.

The enclosed proxy is solicited on behalf of our board of directors. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees by personal interview, telephone or telegram. We will ask brokers and other fiduciaries that are holders of record of our common stock to forward proxy soliciting material to the beneficial owners. We will pay all expenses associated with the annual meeting, including printing and mailing this proxy statement and proxy and soliciting proxies for use at the meeting.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

GENERAL.

At our annual meeting, stockholders will be asked to elect six individuals to serve as directors until our next annual meeting, or until their successors are elected and qualified. The proxies duly signed and returned pursuant to this solicitation will be voted by the persons named on the proxies in favor of the nominees listed below. If a proxy is signed but no directions are specified in the proxy, the proxy will be voted for the election of the nominees listed below. We do not anticipate that any nominee will be unable or unwilling to serve as a director if elected. If any nominee is unable or unwilling to serve, the persons named as proxies will be authorized to elect such other persons as they shall determine.

NOMINEES.

The following table sets forth the names and ages for each person nominated for election to our board of directors:

     Name                   Age                    Position
---------------             ---      ----------------------------------
Kenneth M. Fell              46      Chairman of the Board of Directors
Andrew E. Shapiro            43      Vice Chairman of the Board of Directors
Steven J. Belmonte           52      Director
Salomon J. Dayan             58      Director
Gerald T. LaFlamme           65      Director
Thomas J. Romano             52      Director

Below is information on the business experience of our director nominees:

Kenneth M. Fell has been a member of the Board since August 2002. In December 2002, Mr. Fell was elected independent Chairman of the Board. Mr. Fell is a member of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee. Mr. Fell also serves as a member of various ad hoc committees of the Board, which are formed from time-to-time to address specific issues. Since 1983, Mr. Fell has been an independent floor trader and member of various divisions of the Chicago Mercantile Exchange. These include the Index and Options Market (1983-present), the International Monetary Market (1984-present), and the Growth and Emerging Market (1995-present). Since 1986, Mr. Fell has been the President and sole owner of K.F., Inc., a financial derivatives trading corporation. Mr. Fell is a member of the National Association of Corporate Directors (NACD).

Andrew E. Shapiro has been a member of the Board since September 2002, and was elected independent Vice Chairman of the Board in February 2003. Mr. Shapiro is Chairman of the Corporate Governance/Nominating Committee, and also serves as a member of the Compensation Committee. Mr. Shapiro also serves as a member of various ad hoc committees of the Board, which are formed from time-to-time to address specific issues. Mr. Shapiro has been Managing Member and President of Lawndale Capital Management, LLC, a Mill Valley, California-based investment advisory firm, and Chairman and President of a predecessor investment advisor, and now holding company, Lawndale Capital Management, Inc., since 1992. Prior to forming the Lawndale Capital entities, Mr. Shapiro obtained numerous years of experience in highly leveraged investments and lending. He was a Board Observer of Earl Scheib, Inc. (AMEX-ESH) from August 2002 until September 2004, pursuant to an agreement with that company's Board, and he is a member of the NACD.

Steven J. Belmonte, CHA, has been a member of the Board since August 2002. Mr. Belmonte is Chairman of our Compensation Committee, and also serves as a member of various ad hoc committees of the Board, which are formed from time-to-time to address specific issues. In 2002, Mr. Belmonte launched Hospitality Solutions, LLC, a full-service, nationwide consultation firm specializing in lodging industry issues at the hotel and corporate level. Hospitality Solutions offers expert witness and mediation services, litigation support, license agreement formulation or termination negotiation assistance, asset management, special projects, targeted training programs, and motivational speaking. From 1991 to 2002, Mr. Belmonte oversaw the Ramada hotel chain, which had over 1,000 hotels and nearly 135,000 hotel rooms throughout the United States, becoming the longest standing president of a national franchised hotel chain. Mr. Belmonte has assumed leadership roles in charities related to the hotel industry as follows: Chairman of the American Hotel Foundation (AHF) and Vice Chairman of the American Hotel & Lodging Educational Foundation (AH&LEF). Furthermore, Mr. Belmonte's charitable leadership has also extended to Childreach, whose activities have included constructing two medical facilities, a Food and Science Laboratory and a library in Africa, and schools in the Dominican Republic and Honduras. Mr. Belmonte is a member of the NACD.

Salomon J. Dayan, M.D., has been a member of the Board since August 1996. Dr. Dayan also serves as a member of various ad hoc committees of the Board, which are formed from time-to-time to address specific issues. In 1980, Dr. Dayan, a physician certified in internal and geriatric medicine, founded the Salomon J. Dayan Ltd., a multi-specialty medical group, which is dedicated to the care of the elderly in hospital and nursing home settings. He was Chief Executive Officer from 1980 until the medical group was sold in 1998. Dr. Dayan was the

Medical Director and Executive Director of Healthfirst, a corporation that operates multiple medical ambulatory facilities in the Chicago, Illinois area from 1986 until the corporation was sold in 1996. Since 1994, he has been an assistant professor at Rush Medical Center in Chicago. Dr. Dayan is currently the Chairman of the Board of Directors of J. D. Financial, a bank holding company owning Pan American Bank. Dr. Dayan also has numerous investments in residential and commercial real estate. Dr. Dayan is a member of the NACD.

Gerald T. LaFlamme, C.P.A. has been a member of the Board since August 2002. Mr. LaFlamme is Chairman of the Audit Committee, and also serves as a member of various ad hoc committees of the Board, which are formed from time-to-time to address specific issues. He has been the President and Chief Executive Officer of JL Development Company, Inc. a real estate development and consulting firm, since March 2004. From 2001 through 2003, Mr. LaFlamme was the Senior Vice President and Chief Financial Officer of Davidson Communities, LLC, a real estate development company, where his responsibilities include land acquisitions, joint venture transactions and the financing of real estate projects. From 1997 through 2001, Mr. LaFlamme was retired. From 1978 to 1997, Mr. LaFlamme was a Managing Partner with Ernst & Young LLP, and a predecessor accounting firm, and had responsibility for managing the firm's Real Estate Office in San Diego, California. Mr. LaFlamme has extensive experience in structuring real estate transactions and in developing business strategies for Real Estate Investment Trusts, residential and commercial developers, and hospitality management companies. Mr. LaFlamme is a Certified Public Accountant and a member of the NACD.

Thomas J. Romano has been a member of the Board since November 1999. Mr. Romano is a member of the Audit Committee and Corporate Governance/Nominating Committee. Mr. Romano also serves as a member of various ad hoc committees of the Board, which are formed to address specific issues. Mr. Romano has been an Executive Vice President and a member of executive management for Bridgeview Bank Group since 1997. He served as Chief Credit Officer and President of the Lake County, Illinois region, responsible for a significant loan portfolio from 1997 until June 2002, at which time he became, responsible for leading the community banks' marketing efforts for Bridgeview Bank Group and Bridgeview Capital Solutions. Prior to Bridgeview Bank Group, his experience includes 19 years with First of America Bank where his responsibilities included the management of the commercial lending functions across the Northern Illinois Region. Mr. Romano is currently a member of Robert Morris Associates and serves as a director for Vista National Insurance, Laserage Technology Corporation and the Goldman Philanthropic Partnerships. Mr. Romano is a member of the NACD.

EXECUTIVE OFFICERS.

The following is information on the business experience of our executive officers:

Jerry H. Herman has been President and Chief Executive Officer, and a member of the Board, since January 2003. On November 29, 2004, Mr. Herman resigned as a member of the Board, and tendered his resignation as our President and Chief Executive Officer effective as of December 31, 2004 (see "Employment Agreements" below). Prior to his resignation as a member of the Board, Mr. Herman served as a member of various ad hoc committees of the Board, which are formed from time-to-time to address specific issues. From 1992 to 2002, Mr.

Herman was Chief Executive Officer and a member of the Board of Directors of City Hotels USA, the U.S. holding company of a publicly traded ownership, development, management and hospitality company headquartered in Belgium with assets in Europe and the United States. Prior to that, from 1984 to 1991, he was General Counsel and then Senior Vice President of Hotel Acquisitions for C.R.I., Inc., a national real estate investment and management firm with multi-family, hotel, and commercial ownership and mortgage portfolios. Mr. Herman is a member of the District of Columbia Bar and the American Bar Association, and he recently served as a founding member of the National Franchise Advisory Boards of the Doubletree and Homewood Suites brands.

James B. Dale was promoted to Chief Financial Officer in 1998, in addition to his responsibilities as Senior Vice President of Finance. Mr. Dale began his employment with us in May 1994 as our first Corporate Controller. He has been responsible for overseeing all aspects of our property and corporate accounting departments, including preparation of all SEC filings. In 1999, Mr. Dale was elected Corporate Secretary by the Board of Directors. Prior to joining us, Mr. Dale was an Audit Manager with an international public accounting firm, with nearly nine years of experience in auditing, financial reporting and taxation. Mr. Dale is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society.

Richard Gerhart. Mr. Gerhart has been our senior vice president of hotel operations since January 2000. From 1997 to 2000, Mr. Gerhart was senior vice president of operations for MOA Hospitality, a hotel company with a portfolio of 135 limited and full service properties, representing ten hotel brands with annual sales in excess of $215 million. At MOA Hospitality, Mr. Gerhart's responsibilities included overseeing the management of the company's hotels. Mr. Gerhart's hotel experience includes employment with Motel 6 Corporation, Remington Hotel Corporation, La Quinta Motor Inns, Inc., Registry Resort and Marriot Corporation.

Stephen Miller. Mr. Miller has been our senior vice president, real estate and business development since August 2003. From January 2003 to August 2003, Mr. Miller provided services as a consultant to companies in the hospitality industry. From 1999 to 2002, Mr. Miller was executive vice president of development and acquisition for Carlson Hotels Worldwide, responsible for acquiring, constructing and designing properties. In this position, Mr. Miller oversaw an acquisition fund of approximately $500 million, and established development policies, investment guidelines and closing procedures. From 1989 to 1999, Mr. Miller was a vice president for Wyndham International, an owner and operator of hotels, where he directed the expansion of the Wyndham brand in the Eastern United States, Canada and the Caribbean. Mr. Miller has also worked in a senior development capacity for Interstate Hotel Corporation, Embassy Suites Hotels and Holiday Inns, Inc.

DIRECTOR INDEPENDENCE.

Our by-laws require at least two-thirds of the members of our board of directors to be "independent." In addition, board action, to be valid, requires that at least one-half of the directors present and eligible to vote at any meeting to be "independent" directors. An "independent" director is defined in our by-laws as a person who:

      (a) has not been an employee of ours or any of our subsidiaries for the previous three years;

      (b) is not affiliated with a "significant" customer or supplier of ours, with "significant" meaning representing more than 1% of annual sales for either party;

      (c) apart from service as a director, has not had, and is not employed by an entity that has had, during the past two years, any interest in any significant transaction with us or any of our executive officers, or any business or financial relationship with us or any of our executive officers, or any affiliate of ours, which we are required to disclose under rules promulgated by the Securities and Exchange Commission;

      (d)   is not a relative of an executive officer or director of ours;

      (e)   receives no compensation from us other than as a director;

      (f) does not personally receive, and is not an employee, director, or trustee of a foundation, university, or other institution that receives, grants or endowments from us that are material to us or to the recipient, foundation, university or institution; and

      (g) is not employed by an entity of which either an executive officer of ours serves as a director or trustee, or a director of ours serves in a senior executive capacity.

This by-law provision became effective on June 27, 2002 and when adopted, the prior board deemed anyone who was a member of the board on that date "independent" until December 31, 2004. Any nominees for board positions who were not members of our board on June 27, 2002 must satisfy the criteria described above. After December 31, 2004, all directors, including those who were members of the board on June 27, 2002, must satisfy the above criteria to be considered independent. Of our current directors, Messrs. Belmonte, Fell, LaFlamme, Romano and Shapiro, satisfy the criteria. Dr. Dayan was a director on June 27, 2002 but does not otherwise satisfy the criteria, as a result of transactions within the past two years involving us and entities in which Dr. Dayan had, but no longer has, an interest. We do not anticipate entering into transactions of this nature with any of our directors in the future. Mr. Herman, as our president and chief executive officer, is not considered independent.

In addition to the director independence requirements set forth in our by-laws, the Marketplace Rules of the Nasdaq Stock Market require that a majority of the members of our board of directors be "independent" as that term is defined the Nasdaq Marketplace Rule 4200(a)(15). Additionally, the Nasdaq Marketplace Rules require that certain committees of our board of directors, our Audit, Compensation and Corporate Governance/Nominating Committees, be comprised solely of "independent" directors. Although the definition of "independent" as provided by our by-laws and Marketplace Rule 4200(a)(15) are substantially similar, there are slight differences between the two. Therefore, a director may be considered "independent" under our by-laws but not be independent under the Marketplace Rules of the Nasdaq Stock Market. Currently, however, each of our "independent" directors, as determined under the provisions of our by-laws, also qualifies as an "independent" director for purposes of the Nasdaq requirements. Accordingly, Messrs. Belmonte, Fell, LaFlamme, Romano and Shapiro qualify as

"independent" directors as defined by the Marketplace Rule 4200(a)(15), and Dr. Dayan and Mr. Herman do not. As a result, neither Dr. Dayan nor Mr. Herman is a member of our Audit, Compensation or Corporate Governance/Nominating Committees.

CORPORATE GOVERNANCE.

In 2002, we began implementing various corporate governance initiatives in response to the Sarbanes-Oxley Act of 2002, as well as the recently adopted corporate governance listing standards, and have continued implementing such initiatives in 2003:

      - We added four independent directors in 2002 (Messrs. Fell, Shapiro, LaFlamme, and Belmonte), and eliminated related party relationships with two existing directors. Currently five of our six directors are "independent", as determined under our by-laws and the listing requirements of the Nasdaq Stock Market. Additionally, our Audit, Compensation, and Corporate Governance/Nominating Committees consist solely of "independent" directors.

      - The Chairman of the Board position was made independent and separate from the Chief Executive Officer.

      - An independent Vice Chairman position was created to improve Board succession and functioning.

      - Our Board determined that Gerald T. LaFlamme, the Chairman of the Audit Committee, as well as Thomas J. Romano, a member of the Audit Committee, each qualify as "audit committee financial experts" as such term is defined under Item 401 of Regulation S-K.

      - Our Audit Committee adopted our Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which permissible services to be performed by our independent public accountants must be pre-approved.

      - Our Audit Committee established "Audit Committee Complaint Procedures" for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      - Our Board established and adopted charters for each of its Audit, Compensation and Corporate Governance/Nominating Committees.

      - Our Board established procedures, via email link through our website, for shareholders to communicate with our Board and to provide to the Corporate Governance/Nominating Committee suggestions of qualified director candidates.

A copy of each of the committee charters is available on our website at www.arlingtonhospitality.com under the heading "About Us" and subheading "Corporate Governance" and further subheading "Board Committees and Charters". The committee charters are also available in print to any stockholder upon written request addressed to Investor Relations, Arlington Hospitality, Inc., 2355 S. Arlington Heights Road, Suite 400, Arlington Heights, Illinois 60005. For purposes of shareholder communication directly with our board or suggestions of qualified director candidates for consideration by the Corporate Governance/Nominating Committee, the website also contains an email link to independent director Mr. Andrew E. Shapiro, Chairman of the Corporate Governance/Nominating Committee.

ATTENDANCE.

The board of directors held 12 meetings during the year ended December 31, 2003. Each director attended at least 75% of the meetings of the board and committees on which the director served during that year. Additionally, each of the nominees for director attended last year's annual meeting.

COMPENSATION OF DIRECTORS.

In February 2003 our Board of Directors approved a compensation plan for non-employee directors providing each of our non-employee directors the following compensation for serving as a member of our board of directors: (i) an annual cash retainer, (ii) a grant of restricted stock, and (iii) fees for attending board and committee meetings as well as reimbursement for all out-of-pocket expenses relating to attendance at these meetings.

Cash Retainer

Each nonemployee director received an annual cash retainer of $9,000 paid in equal monthly installments, except that as of March 2003, Mr. Fell and Mr. Shapiro received cash retainer payments at an annual rate of $13,500 and $11,250, respectively, as consideration for serving as chairman and vice-chairman of the board, respectively.

Restricted Stock

In November 2003, each non-employee director received 6,000 restricted shares of our common stock, except for Messrs. Fell and Shapiro, who received 9,000 and 7,500 restricted shares of our common stock, respectively, as consideration for serving as chairman and vice-chairman of the board, respectively. The restricted stock was issued under our 2003 Non-Employee Director Restricted Stock Plan that was approved at our annual shareholder meeting held on October 29, 2003. These shares may not be transferred for a one-year period, except in the case of a "change of control." After this one-year period, the shares may not be transferred until the earlier of a "change of control," five years from the date of the grant, or the date the director ceases to be a director. "Change of control" is defined in the plan to cover various circumstances in which 50% or more of the beneficial ownership of our issued and outstanding stock, either directly or by merger or other extraordinary transaction is acquired by others.

Meeting Fees

The meeting fees for non-employee directors are summarized in the following tables:

                         BOARD OF DIRECTOR MEETING FEES

                                     TELEPHONE        IN-PERSON
                                     ---------        ---------
Meetings of 1.5 hours or less          $250            $1,500
Meetings over 1.5 hours                $500            $1,500

The above fees for each meeting of the full board are increased by 50% for the chairman when he presides and 25% for the vice chairman in the event he presides over a board meeting.

                             COMMITTEE MEETING FEES

                                         TELEPHONE      IN-PERSON
                                         ---------      ---------
Meetings of 1.5 hours or less              $150          $  500
Meetings over 1.5 hours                    $300          $1,000

The above fees for each committee meeting are increased by 50% for the chairman of the audit committee and 30% for the individuals who chair other committee meetings.

COMMITTEES.

The board of directors has established three standing committees and from time to time forms ad hoc committees to address specific issues. The three standing committees are:

      1.    Audit Committee - This committee consists of three directors:
            Messrs. Fell, LaFlamme, who is the chairman, and Romano, each of whom are "independent" as defined in our by-laws and the listing standards of the Nasdaq Stock Market. Messrs. LaFlamme and Romano have been designated as the committee's financial experts pursuant to the rules promulgated under Section 401 of Regulation S-K. The audit committee is responsible for, among other things, retaining our independent auditor, meeting with the independent auditor to review the scope and results of its audit, overseeing our financial reporting process and internal controls, reviewing compliance with laws and accounting standards, and providing a direct channel of communication to the board of directors for the independent auditor, internal auditors and finance officers. This committee met ten times during the year ended December 31, 2003.

      2.    Compensation Committee - This committee consists of three directors:
            Messrs. Belmonte, who is the chairman, Fell and Shapiro, each of whom are "independent" as defined in our by-laws and the listing standards of the Nasdaq Stock Market. This committee is responsible for establishing and reviewing executive compensation, administering all incentive equity-based plans established by us, other than plans governing compensation payable to our non-employee directors, and reporting on our executive compensation policies in our annual proxy statement. This committee met seven times during the year ended December 31, 2003.

      3. Corporate Governance/Nominating Committee - This committee consists of three directors: Messrs. Fell, Romano and Shapiro, who is the chairman, each of whom are "independent" as defined in our by-laws and the listing standards of the Nasdaq Stock Market. This committee is responsible for considering and making recommendations to the board of directors concerning the appropriate size, function and needs of the board. The committee is responsible for recommending nominees for board positions, recommending ways to enhance services to, and improve communications with, our stockholders, reviewing all related party transactions, reviewing candidates for our board of directors recommended by stockholders and considering all proposals involving a "change in control" or the purchase or sale of assets constituting more than 10% of our assets. The existing members of this committee have served since September 2002. The current members of this committee met six times during the year ended December 31, 2003.

REPORT OF THE AUDIT COMMITTEE.

Purpose of Audit Committee. The audit committee assists the board of directors in fulfilling its responsibilities to oversee the company's accounting policies and internal controls, financial reporting practices, and legal and regulatory compliance. The committee also assists in maintaining a line of communication between the board of directors and the company's internal and independent auditors. The audit committee is composed of three directors, all of whom are "independent" under the company's by-laws and the rules promulgated by The Nasdaq Stock Market. The audit committee has reviewed the definition of "financial expert" promulgated under the Sarbanes-Oxley Act of 2002 and determined that Mr. LaFlamme and Mr. Romano satisfy the criteria for a financial expert under the Act.

The audit committee operates under a written charter approved by the board on June 1, 2000 and amended on February 24, 2003. A copy of the charter, as amended, is posted on the company's website, or is available upon request to the company's corporate secretary, James B. Dale.

Responsibilities of the Audit Committee. The audit committee reviews the company's financial reporting process on behalf of the board of directors. The company's management has primary responsibility for preparing financial statements in accordance with generally accepted accounting principles, and the company's internal controls and financial reporting process. The independent auditors are responsible for performing an audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the audited financial statements. The members of the audit committee are neither professionally engaged in the practice of accounting or auditing, nor, with the exception of Messrs. LaFlamme and Romano, are we experts in the fields of accounting or auditing. The audit committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles.

The audit committee met with management and the independent auditors to review and discuss the financial statements as of, and for the twelve months ended, December 31, 2003. The audit committee also discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) ("SAS61") with the independent auditors. SAS 61 requires the independent auditors to provide the company with additional information regarding the scope and results of the audit of the company's financial statements.

The audit committee also received written disclosures from the company's independent auditors, KPMG LLP, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee discussed with KPMG the firm's independence, and KPMG has confirmed in these discussions, that in its professional judgment, KPMG is independent of the company within the meaning of the securities laws administered by the Securities and Exchange Commission and the requirements of the Independence Standards Board. The audit committee approved the retention of KPMG as the company's independent auditors for the fiscal year ended December 31, 2003.

The audit committee has advised the board of directors that the committee has determined that the non-audit services rendered by KPMG during the company's fiscal year ended December 31, 2003 are compatible with maintaining KPMG's independence.

Based upon the audit committee's discussions with management and the independent auditors, and the committee's review of the representations of management and the independent auditors, the audit committee recommended that the board of directors include the audited consolidated financial statements in the company's annual report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                  Members of the Audit Committee:

                                  Gerald T. LaFlamme, Chairman
                                  Thomas J. Romano
                                  Kenneth M. Fell

REPORT OF THE COMPENSATION COMMITTEE.

Purpose of Compensation Committee. The compensation committee discharges the responsibility of the board of directors relating to the compensation of the company's chief executive officer and other executive officers and administers all incentive compensation plans adopted by the company, other than plans governing compensation payable to our non-employee directors, which is the responsibility of our Corporate Governance/Nominating Committee. The charter governing the compensation committee is posted on the company's web site or may be obtained upon written request to the company's corporate secretary, James B. Dale.

Executive Compensation Philosophy. The committee believes that the focus of all executive compensation should be to align the interests of the company's executive officers with the objective of maximizing long-term stockholder value. The committee's compensation philosophy is designed to emphasize long-term performance-based compensation. As part of this philosophy, the committee grants primarily restricted stock, rather than options, as a means of providing long-term incentive to executive officers. Under this system of compensation, employees typically pay taxes on the grant and therefore have an immediate economic interest in their shares, and thus the company. The committee believes that, as a result, a decline in the company's stock price has the same negative impact on the executive officer as on other stockholders. In contrast, with options, taxes are not typically paid until sale of the underlying stock and a decline in stock price does not exact an economic penalty on the option recipient. Moreover, the committee believes that, unlike options whose exercise price may be well above the company's stock price, restricted stock retains its motivational value even if the stock price declines significantly, because any incremental increase in the company's stock price will still benefit the executive officer. The committee also prefers restricted stock to options because in many cases price declines lead to a request from option recipients to "reprice" the option to a lower exercise price. Finally, grants of restricted stock are immediately charged as compensation expense. Although the company has recently adopted a policy of expensing options at the time they are granted, the amount of the expense charged in connection with an option grant is not as easily and predictably measured.

The committee believes that a substantial portion of each executive's annual compensation should be related to, and contingent on, the company's financial performance. The committee believes that a majority of bonus and incentive compensation should be based on performance. In determining the long-term incentive component of the compensation of the company's executive officers, the committee will generally consider the company's performance and relative stockholder return and the value of similar incentive awards to chief executive officers and other executive officers at companies deemed comparable by the committee. Whenever possible, the committee uses performance vesting schedules under which vesting occurs proportionately, rather than using "cliff-vesting," where disproportionate rewards are paid for small marginal improvements. The committee believes that avoiding cliff vesting ensures that payments made are closely correlated to increases in corporate performance, on a more steady continuum, as opposed to motivating short term performance in order to achieve the desired "cliff" criteria, to the detriment of long-term performance of the company. The company's compensation program for executive officers consists of, and is intended to balance, three elements:

      - Base salaries which are based principally on the committee's evaluation of each executive's job performance and an assessment of the base salaries and total compensation mix paid to executives with comparable companies holding similar positions.

      - Cash bonuses which are performance-based, primarily on the correlation between company performance and certain qualitative and quantitative financial measures.

      - Long-term incentive performance based awards consisting of grants of restricted stock and, in limited circumstances, options.

During 2002, the committee spent significant time conducting a search for the company's chief executive officer, which culminated in the hiring of Jerry H. Herman, who succeeded Michael Holtz, the prior chief executive officer who resigned effective December 12, 2002. The committee negotiated a compensation package with Mr. Herman reflected in a contract which, in the committee's view, provides a competitive salary with the potential for a significant cash bonus and stock incentive compensation upon achievement of performance targets. The performance targets are based on factors such as, the Company's pre-tax income, stockholder's equity per share, and development of new AmeriHost Inn franchises, growth of the AmeriHost Inn brand or completion of construction or development of new AmeriHost Inn properties. Mr. Herman's contract was executed in December 2002, and he joined the company in January 2003. The contract is described elsewhere in this proxy statement and is included as an exhibit to a Form 8-K/A filed by the company on December 23, 2002. Due to the Company's performance in 2003, Mr. Herman did not receive any cash bonus or restricted stock awards.

The company has also entered into employment agreements with James Dale, the company's senior vice president finance, secretary, treasurer and chief financial officer, and Richard Gerhart, the company's senior vice president of hotel operations. During 2003, each of Mr. Dale's and Mr. Gerhart's salary and bonus increased in accordance with the terms of his contract. Following Mr. Holtz's resignation, we entered into supplemental retention agreements with Mr. Dale and Mr. Gerhart designed to: (a) incrementally incentivize performance to ensure their focus on productive endeavors rather than concerns related to the transitions in board and CEO composition; and (b) provide for incremental severance protection during 2003. These agreements provided Mr. Dale and Mr. Gerhart with the opportunity to earn bonus payments tied to various performance criteria set forth in the agreements, as described in more detail under the heading "Employment Agreements" below. Additionally, these contracts are included as exhibits to the company's Quarterly Report on Form 10Q for the quarter ended September 30, 2003 and filed on November 14, 2003. The compensation of Messrs. Herman, Dale and Gerhart is shown in the compensation table included elsewhere in this proxy statement.

During 2003 the committee spent significant time providing management with guidance in structuring compensation packages for several newly hired employees necessary for the company to implement its revised business plan, which focuses, to a greater extent, on developing and selling hotel properties, including Stephen K. Miller who was hired in July 2003 to act as the company's senior vice president of real estate and business development. Mr. Miller's employment agreement provides for base salary and incentive bonus compensation. The company aligned Mr. Miller's incentive compensation with the company's revised business plan, by basing Mr. Miller's bonus on: (i) the number and prices of hotel sales achieved by the company in accordance with budgeted goals; (ii) the company acquiring land and/or existing hotels for new developments in accordance with budgeted goals; and (iii) the company obtaining equity from development venture partners in accordance with budgeted goals. Mr. Miller's biography can be found elsewhere in this proxy statement and his employment agreement is included as an exhibit to the company's Quarterly Report on Form 10Q for the quarter ended September 30, 2003 and filed on November 14, 2003. Also during 2003, the committee oversaw the development and initial implementation of the company's 2003 Long Term Incentive Plan, which was approved at last year's annual meeting.

                                           Compensation Committee:

                                           Steven J. Belmonte, Chairman
                                           Kenneth M. Fell
                                           Andrew E. Shapiro

REPORT OF THE CORPORATE GOVERNANCE/NOMINATING COMMITTEE.

Our board formed a "Corporate Governance/Nominating Committee" in April, 2002 which has focused on establishing director independence and enhancing accountability and oversight within all levels of the organization. We operate pursuant to a written charter which was adopted in 2003 and is posted on the company's website, or is available upon request to the company's corporate secretary, James B. Dale.

This focus on independence, accountability and oversight starts with our board which has dramatically changed its makeup. Four of our six directors have joined us since August 2002 adding new and diverse ideas. As a whole, our board now holds a meaningful ownership position in our stock. Additionally, we have two directors who have significant experience in the hotel industry serving on our board, and two "financial experts" as defined in the Sarbanes-Oxley Act. Following an extensive nationwide search, our CEO joined us in January 2003 and has throughout the year worked toward remaking our corporate culture and operating practices.

During 2003, we adopted a new corporate governance bylaw, mandating that a supermajority of our board of directors (at least two-thirds) be independent and that this committee and our audit and compensation committees be composed entirely of independent directors as defined by the rules of the Nasdaq Stock Market. Further, over the past two years, we have eliminated all known related-party transactions.

During 2003 and thus far through 2004, our independent directors have met in executive session at almost every board meeting, including telephonic meetings. We separated the CEO and Chairman positions and appointed an independent Vice Chairman. In 2003, we also adopted an insider trading policy and, related to that policy, an enhanced disclosure policy, requiring us to issue operating and development/sales pipeline update press releases on a monthly basis and conduct quarterly earnings calls open to analysts and our stockholders. Transcripts from these calls are posted on our website. We also directed management to form an internal disclosure control committee headed by our general counsel and reporting to our CEO and audit committee. We reviewed and improved our ability to recruit and retain directors through up-to-date director compensation programs, reviewing and revising our director and officer insurance policy and designing the 2003 Non-Employee Director Restricted Stock Plan which was approved at last year's annual meeting. All of these steps were aimed at realigning director and stockholder interests.

In accordance with our charter, we recently created a format for each standing committee and the board as a whole to conduct annual self-reviews and evaluations. We have recently conducted our first review and will work to improve ourselves from this initial evaluation.

We maintain an open door policy for our stockholders and will consider prospective stockholder nominees to our board and welcome third-party input. Our committee has met with many of our major stockholders to solicit their advice and input on our business. In accordance with our charter, we recently conducted annual director reviews, in an ongoing effort to ensure that board members as well as management, are reviewed and evaluated.

We expect to continue enhancing these and other governance practices and principles with a view toward establishing a clear pathway for open minded, proactive achievements in the future, all designed to enhance long-term stockholder value.

                                   Corporate Governance/Nominating Committee

                                   Andrew E. Shapiro, Chairman
                                   Kenneth M. Fell
                                   Thomas J. Romano

OTHER COMMITTEES.

Our board has formed several other ad hoc committees. For example, we have formed an ad hoc investment committee to assist in evaluating hotel development, acquisition and disposition strategies. Another ad hoc committee has been formed to assist in evaluating financing options. A third ad hoc committee has been formed to focus on our ongoing business relationships with Cendant Corporation, the franchisor of the AmeriHost Inn brand. In each case, a majority of the particular ad hoc committee's membership is composed of independent directors, as defined by our by-laws.

EXECUTIVE COMPENSATION.

The following table sets forth certain information concerning the annual and long-term compensation for the fiscal years ended December 31, 2003, 2002 and 2001, respectively, of each person who served as our chief executive officer during 2003 or was one of our four other most highly-compensated executive officers, other than the chief executive officer, earning total annual salary and bonus exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                  Long-Term
                                                                 Compensation
                                                            ----------------------
                                   Annual Compensation      Restricted  Securities
 Name and Principal              ------------------------    Stock     Underlying      All Other
      Position                   Year  Salary(5)  Bonus(1)  Awards(6)   Options(2)  Compensation(3)
------------------------         ----  ---------  --------  ----------  ----------  ---------------
Jerry H. Herman                  2003   287,308         -       -              -         2,732
 President, Chief Executive
 Officer, and Director

James B. Dale                    2003   160,442     7,200       -              -         1,871
 Senior Vice President Finance,  2002   145,000    17,850       -         21,000         2,036
 Secretary, Treasurer, and       2001   132,115     9,000       -         21,000         2,214
 Chief Financial Officer

Richard A. Gerhart   (4)         2003   132,500     9,700       -              -         2,329
 Senior Vice President Hotel
 Operations

(1) Mr. Dale and Mr. Gerhart received cash bonuses of $7,200 and $9,700, respectively in 2003.

(2) Includes 14,000 and 7,000 options issued in 2002 and 2001, respectively, to Mr. Dale that did not vest and were forfeited. All other options issued to Mr. Dale were fully vested as of December 31, 2003.

(3) Includes life insurance premiums paid by us and our 401(k) matching contributions of $256 for Mr. Gerhart in 2003 and $1,646, $1,586 and $1,764 for Mr. Dale in 2003, 2002 and 2001, respectively.

(4) Mr. Gerhart, who has been employed by us since 1999, was made an executive officer in August 2003.

(5) Mr. Dale received $8,387 in 2003 for his services as our interim chief executive officer from December 12, 2002 to January 6, 2003.

(6) Mr. Dale and Mr. Gerhart were awarded 750 and 971 shares of restricted stock, respectively, valued at $2,550 and $3,300, in recognition of their leadership roles in 2002, which restricted stock was issued in 2004.

STOCK OPTIONS.

The following table summarizes the number and terms of stock options granted to each of the executive officers named above during the year ended December 31, 2003.

                        OPTION GRANTS IN LAST FISCAL YEAR



                               Individual Grants                    Potential Realizable Value at
                 -------------------------------------------------    Assumed Annual Rates of
                              % of Total Options                      Stock Price Appreciation
                              Granted to   Exercise or                    for Option Term
                  Options    Employees in  Base Price   Expiration  -----------------------------
    Name         Granted(1)  Fiscal Year     ($/Sh)        Date          5%($)        10%($)
---------------  ----------  ------------  -----------  ----------       -----        ------
Jerry H. Herman   75,000        46.9%         $3.16     Feb. 2003          -            -
Jerry H. Herman   35,000        21.9%         $3.33     Mar. 2003          -            -

(1) As part of his initial employment with us on January 7, 2003, Mr. Herman was granted a 60 day option to purchase 75,000 shares of restricted stock using an upward exercise price reset formula to the greater of a floor price, the price on the date of his start date or, with respect to options not yet exercised on the one month anniversary of his start date, the fair market value of our shares on that date. Prior to his one-month anniversary, Mr. Herman exercised 40,000 of the options that were issued. The exercise price of the remaining 35,000 options was reset upward on his one-month anniversary and expired without exercise. There were no stock options granted to Messrs. Dale and Gerhart during 2003.

The following table provides information concerning the exercise of stock options during 2003 and the year-end value of unexercised options for each of the executive offices named above.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

                                             Number of Unexercised        Value of Unexercised
                                               Options Held at           in-the-Money Options at
                      Shares                   December 31, 2003          December 31, 2003 (1)
                     Acquired      Value   --------------------------  --------------------------
    Name            on Exercise  Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
------------------  -----------  --------  -----------  -------------  -----------  -------------
Jerry H. Herman       40,000     $ 12,400         -          -         $       -      $   -
James B. Dale              -            -    80,500          -            22,277          -
Richard A. Gerhart         -            -    57,000          -            20,754          -

(1) The closing sale price of our Common Stock on such date on the NASDAQ National Market was $3.76.

EMPLOYMENT AGREEMENTS.

On January 7, 2003, Jerry H. Herman became our president and chief executive officer under the terms of an employment agreement dated as of December 19, 2002. The agreement expires on December 31, 2005, unless terminated earlier. Under the agreement, we pay Mr. Herman a base salary of $300,000 per year and Mr. Herman is eligible to earn a bonus consisting of a cash portion and restricted stock portion subject to his and our satisfying certain performance criteria. The budget for the performance criteria is established each year by the board of directors. The criteria consist of a pre-tax income benchmark, an adjusted stockholder equity per share benchmark, and a third benchmark comprised of up to two components relating to development of franchises or joint ventures, growth of the AmeriHost brand or construction and development of hotels. In each case, there are limits on the amount of cash and equity performance bonus that Mr. Herman may earn each year. Mr. Herman has the right under the agreement to sell shares received as part of the stock portion of the bonus, some of which would otherwise had been restricted from transfer, to us in an amount necessary to pay income taxes, with the number of shares allowed to be sold determined according to a formula specified in the agreement but no less than fair market at the time of grant. Mr. Herman is also entitled to bonuses upon the occurrence of specified capital events, such as the assignment, conveyance, sale or termination of our agreements with Cendant Corporation, a merger of us into another corporation, a sale of our assets, a sale of all of our stock to a new purchaser or the bulk sale of fifteen or more of our hotels to a new purchaser which result in consideration to us above certain levels. Mr. Herman also participates in our employee benefit plans and is reimbursed for business expenses. The agreement granted Mr. Herman the right to purchase up to 75,000 restricted shares of our common stock for 60 days beginning January 7, 2003, with the exercise price determined according to an upward reset formula specified in the agreement but no less than fair market value of the stock on the date of the grant. On January 17, 2003, Mr. Herman exercised this right with regard to 40,000 restricted shares of our common stock, which he purchased at a price of $3.16 per share. We also agreed to nominate Mr. Herman during the term of his employment for election to our board of directors and to recommend that stockholders vote in favor of his election.

Mr. Herman's employment agreement may terminate, at Mr. Herman's option, at any time upon 60 days' prior written notice to us, on a "change in control," which is defined as a sale of all or substantially all of our assets, a merger resulting in the ownership of over 50% of our voting stock by parties unaffiliated with us before the transaction or the sale of over 50% of our shares or other equity interests to parties unaffiliated with us before the transaction. We may terminate Mr. Herman's employment agreement at any time with 60 days' prior written notice, for cause, or if Mr. Herman fails to relocate his residence to the Chicagoland area within 24 months of the date of the employment agreement. If Mr. Herman's employment is terminated by us without cause, or Mr. Herman resigns as the result of a change in control or for "good reason," as defined in the agreement, he is entitled to severance compensation equal to the base salary for the remaining term of the agreement but no less than twelve months and no greater than twenty-four months. "Good reason" is defined in the agreement to include, among other things, a material reduction in Mr. Herman's responsibilities not consistent with the agreement, a material decrease in Mr. Herman's salary or benefits, our failure to nominate and recommend Mr. Herman for election to the board of directors and any material breach by us of the agreement.

On November 29, 2004, we entered into a Separation Agreement with Mr. Herman pursuant to which: (i) Mr. Herman immediately resigned as a director of ours and resigned as our President and Chief Executive Officer effective as of December 31, 2004; (ii) we agreed to continue to pay Mr. Herman his base salary through March 31, 2005 in accordance with our customary payroll practices; and (iii) Mr. Herman agreed to reasonably assist us through June 30, 2005 with our transition to a new President and Chief Executive Officer. We intend to immediately engage a national search firm to assist us in connection with our search for a new President and Chief Executive Officer.

Our senior vice president of finance and chief financial officer, James B. Dale, provides services to us under the terms of an employment agreement dated January 12, 2001. The agreement originally expired January 12, 2004, but its term has since been extended to January 12, 2005, as discussed below. Under the agreement, we paid Mr. Dale a base salary equal to $152,000 in 2003, which automatically increased by 5% in 2004, to approximately $160,000 per year. The agreement provided for cash bonuses based on the sale of AmeriHost Inn hotels and the timing of our financial reporting. Mr. Dale received some, but not all of the performance bonuses. Mr. Dale also earned 750 shares of restricted stock in 2003, in recognition of his leadership effort in 2002 which were issued in 2004. Mr. Dale's employment agreement entitles him to receive severance payments equal to six months salary if his employment is terminated by us "without cause," as defined in the agreement. In addition, if we are sold, Mr. Dale is entitled to receive the sum of six months base salary, at his salary level at the time of sale.

Our senior vice president of hotel operations, Richard A. Gerhart, provides services to us under the terms of an employment agreement dated July 1, 2002. The agreement has a three-year term. Under the agreement, we pay Mr. Gerhart a base salary equal to $132,500 for the first year of the agreement, $137,800 for the second year, and $144,000 for the third year. In addition, Mr. Gerhart is entitled to cash bonuses if various company performance criteria are achieved. These criteria relate to increases in revenue for AmeriHost Inns owned by us for at least thirteen months, gross operating profit for AmeriHost Inns as compared with budgeted and prior year amounts, gross operating profit of non-AmeriHost Inn hotels and sales of AmeriHost Inn hotels. The performance criteria also include achieving certain levels of net income, income before taxes, depreciation and amortization or cash flow. Mr. Gerhart also earned 971 shares of restricted stock in 2003, in recognition of his leadership efforts in 2002, which were issued in 2004. If we terminate Mr. Gerhart "without cause," he is entitled to receive his salary and bonus for six months from the date of termination.

We entered into supplemental retention and performance agreements with Mr. Dale and Mr. Gerhart as of December 1, 2002, concurrent with our former Chief Executive Officer's resignation. Under these agreements, Mr. Dale and Mr. Gerhart were entitled to severance payments in addition to the severance payments described above, payable in five monthly installments, had their employment been terminated before December 31, 2003 other than because of death, disability, voluntary termination or "for cause." In addition, under the agreements we agreed to pay each of Mr. Dale and Mr. Gerhart a performance retention bonus in the form of cash and restricted stock if various performance criteria were satisfied, and they remained employed with us through January 1, 2004. The performance criteria in Mr. Dale's agreement related primarily to the timely preparation of financial statements, periodic reports and meeting minutes, sales of hotels, and assistance in our obtaining financing within certain time periods. The performance criteria in Mr. Gerhart's agreement related primarily to hotel revenue and profitability results. Mr. Dale's supplemental agreement also extended the term of Mr. Dale's employment agreement with us to January 12, 2005. The amount paid under these supplemental agreements was approximately $16,500 in the aggregate, including both cash and restricted stock.

                  OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE "FOR" ALL NOMINEES.

SHARES REPRESENTED BY SIGNED PROXIES RECEIVED BY US WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

                                  PROPOSAL TWO

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of our board has selected Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2004. A representative of Grant Thornton will attend the annual meeting, have an opportunity to make a statement if he or she so desires, and be available to respond to appropriate questions from stockholders.

FEES PAID TO KPMG.

The following table presents fees for professional audit services rendered and fees billed for other services rendered by KPMG LLP, our independent auditors for the fiscal years ended December 31, 2003 and 2002, respectively:

                               2003           2002
                            ---------       ---------
Audit fees                  $ 219,000       $ 179,500
Audit-related fees                  0               0
Tax fees                       78,000          87,000
All other fees                      0               0
                            ---------       ---------
                            $ 297,000       $ 266,500
                            =========       =========

Audit Fees. This category includes fees paid for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our annual and interim financial statements, including the application of proposed accounting rules and the preparation of an annual "management letter" containing observations and discussions on internal control matters.

Audit-Related Fees. KPMG LLP did not perform any services in this category for us in 2003 or 2002.

Tax Fees. This category consists of professional services rendered by KPMG LLP for tax compliance and tax advice. The services for the fees disclosed under this category include tax advisory services associated with our ongoing business and business ventures.

All Other Fees. KPMG LLP did not perform any services in this category for us in 2003 or 2002.

Our Audit Committee pre-approved all of the services by KPMG LLP. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

CHANGE IN CERTIFYING ACCOUNTANT.

On November 10, 2004, the audit committee of our board received notice from KPMG LLP, then our independent registered public accounting firm, indicating that, effective immediately, KPMG LLP has resigned as our independent registered public accounting firm. On November 16, 2004, the audit committee of our board engaged Grant Thornton LLP to serve as our independent registered public accounting firm, effective immediately.

The reports of KPMG LLP on our financial statements for the years ended December 31, 2002 and December 31, 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with KPMG LLP's audits of our two most recent fiscal years and through November 10, 2004, there have been no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such periods. During our two most recent fiscal years and through November 10, 2004, there were no reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K.

Neither we, nor anyone on our behalf, have consulted Grant Thornton regarding
(i) either the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements; as such, no written or oral advice was provided, and none was an important factor considered by the audit committee of our board in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was a subject of a disagreement or reportable event with KPMG LLP (as there were none).

                       OUR BOARD OF DIRECTORS UNANIMOUSLY
         RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF
                  GRANT THORNTON AS OUR INDEPENDENT AUDITORS.

                          STOCK PRICE PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on our common stock against the cumulative total return of the Nasdaq U.S.

index and the Nasdaq Non-Financial index for the period beginning December 31, 1998 and ending December 31, 2003. All return figures assume that dividends are reinvested.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                       AMONG ARLINGTON HOSPITALITY, INC.,
               NASDAQ MARKET INDEX AND NASDAQ NON-FINANCIAL INDEX

                              [PERFORMANCE GRAPH]

Date                           12/31/98   12/31/99   12/31/00  12/31/01  12/31/02   12/31/03
----                           --------   --------   --------  --------  --------   --------
Arlington Hospitality, Inc.      100.00     88.51      81.96     54.81     90.74      98.61
Nasdaq US                        100.00    185.43     111.83     88.71     61.33      91.70
Nasdaq Non-Financial             100.00    196.05     114.37     87.45     57.14      87.47

Assumes $100 invested on December 31, 1998 in the Common Stock of Arlington Hospitality, Inc. and The Nasdaq Stock Market and the Nasdaq Non-Financial Stocks. Assumes reinvestment of dividends.

                              CERTAIN TRANSACTIONS

Dr. Dayan, one of our directors, and parties related to him, have invested approximately $3.1 million in seven joint ventures with us since 1988 on the same terms as all other investors in the joint ventures. In three joint ventures, we guaranteed minimum annual distributions to the partners equal to 10% of their original capital contribution. We also granted these partners the right to convert their joint venture interests into shares of our common stock, under certain conditions. We purchased the limited partners' interests in two of these joint ventures at prices previously agreed to in September 2000 in connection with our partners' approval of the sale of the AmeriHost Inn brand and franchising rights to Cendant Corporation. With regard to the third joint venture, we paid the limited partners a total of $25,000 in January 2003 to extend the deadline for acquiring the limited partners' interests. We then acquired the limited partners' interests in this joint venture for $830,000 in September 2003. The underlying hotels for two of these joint ventures have since been sold. Since September 2003, Dr. Dayan and related parties ceased being investors in any joint venture in which we participate.

Dr. Dayan is also the owner and chairman of the board of directors of the company that owns Pan American Bank. In 2003, a joint venture in which we were a partner repaid its remaining loan from Pan American Bank, totaling approximately $940,000, with proceeds from the sales of the hotel securing this loan. Subsequent to this loan payoff, we have not entered into any transactions with Pan American Bank, and we do not intend to transact any future business with Pan American Bank so long as Dr. Dayan continues to serve as a director and is affiliated with Pan American Bank.

In June 2003, we reimbursed members of the "Committee to Enhance Shareholder Value," for out-of-pocket expenses paid by the committee to third parties in connection with the successful election of Messrs. Fell and Belmonte to our board of directors at our 2002 annual meeting. The total amount reimbursed was approximately $64,000. Messrs. Fell and Belmonte, as members of the committee prior to its dissolution, each received their pro-rata share of this expense reimbursement. This reimbursement was approved unanimously by all disinterested members of the Board.

                             PRINCIPAL STOCKHOLDERS

BENEFICIAL OWNERSHIP TABLE.

The following table sets forth certain information regarding beneficial ownership of our common stock as of November 18, 2004, by:

      - each person who is known by us to own beneficially more than 5% of our common stock;

      -     each of our directors;

      - each of the executive officers for whom we have provided compensation information under the heading "PROPOSAL ONE - ELECTION OF DIRECTORS - Executive Compensation" above; and

      -     all directors and executive officers as a group.

A person is deemed to be the beneficial owner of securities that they can acquire within 60 days from November 18, 2004 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person, but not those held by any other person, and which are exercisable within 60 days from November 18, 2004 have been exercised. Unless otherwise indicated, we believe that all persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Common stock beneficially owned is based on 4,915,598 shares of common stock outstanding on November 18, 2004.

                                   Shares Beneficially Owned
                                   As of November 18, 2004
                                   -------------------------
Name                                        Number            Percent
---------------------------------  -------------------------  -------
Wellington Management Company LLP          565,000 (1)         11.5%
Kenneth M. Fell                            516,200 (2)         10.5
Andrew E. Shapiro                          503,700 (3)         10.3
Lawndale Capital Management LLC            488,700 (3)          9.9
Michael P. Holtz                           410,000 (4)          7.7
H. Andrew Torchia                          396,032 (5)          7.9
Salomon J. Dayan                           316,812 (6)          6.4
Richard A. D'Onofrio                       308,519 (7)          6.1
Dimensional Fund Advisors, Inc.            307,000 (8)          6.3
Raymond and Liliane R. Dayan               269,314 (9)          5.4
James B. Dale                               84,040 (10)         1.7
Richard A. Gerhart                          61,380 (11)         1.2
Jerry H. Herman                             40,000 (12)         0.8
Thomas J. Romano                            32,500 (13)         0.7
Steven J. Belmonte                          27,968 (14)         0.6
Gerald T. LaFlamme                          14,480 (15)         0.3

ALL DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP (9 PERSONS)        1,597,080             31.1%

(1) Based upon information provided in its Form 13F dated September 30, 2004. Wellington Management Company LLP, in its capacity as investment advisor, may be deemed the beneficial owner of 565,000 shares of our common stock that are owned by numerous investment counseling clients. The address of Wellington Management is 75 State Street, Boston, Massachusetts 02109.

(2) Based upon information filed on Form 4 dated September 7, 2004. Includes 18,000 restricted shares held directly, 207,170 shares held by KF, Inc. Profit Sharing Plan; 199,430 shares held by Kenneth M. Fell Trust; 88,100 shares held by Mr. Fell's IRA; 2,500 shares held by Mr. Fell's wife, Margaret A. Fell, IRA; and 1,000 shares issuable upon the exercise of options. Mr. Fell's address is One South Wacker Drive, Suite 350, Chicago, Illinois 60606.

(3) Based upon information filed on Form 4 dated September 7, 2004. Includes 15,000 restricted shares held directly by Mr. Shapiro; 426,200 shares beneficially held by Diamond A. Partners, L.P. and 62,500 shares held by Diamond A. Investors, L.P. Mr. Shapiro is managing member of Lawndale Capital Management, LLC, the general partner and investing advisor to these partnerships. Lawndale Capital Management has only a pro-rata pecuniary interest in the securities with respect to which indirect beneficial ownership is reported and disclaims beneficial ownership in these securities, except to the extent of its pecuniary interest. Mr. Shapiro disclaims beneficial ownership of these shares. Both Lawndale Capital Management and Mr. Shapiro disclaim membership in any group in connection with the ownership of these securities. The address for each of Mr. Shapiro, Lawndale Capital Management LLC, Diamond A. Partners, L.P. and Diamond A. Investors, L.P. is 591 Redwood Highway, Suite 2345, Mill Valley, California 94941.

(4) Based on information provided in a Form 13D dated June 21, 2004. Includes 410,000 shares issuable upon the exercise of options. Mr. Holtz's address is 490 East Route 22, North Barrington, Illinois 60010.

(5) Based upon information provided in a 13D/A joint filing dated January 13, 2003. Includes 80,443 shares owned directly by Mr. Torchia and 120,000 shares issuable upon the exercise of options held by Mr. Torchia. In addition, includes 195,589 of the 383,508 shares owned by Urban 2000 Corp. Mr. Torchia is the 51% stockholder of Urban 2000 Corp. and disclaims beneficial ownership of all but these 195,589 shares. The address of Urban 2000 Corp. is 10300 West Higgins Road, Suite 105, Rosemont, Illinois 60018.

(6) Based upon information filed in Form 4 dated September 7, 2004. Includes 12,000 restricted shares held directly; 228,812 shares held by the Salomon
      J. Dayan UTD 11/08/78; 4,000 shares held by the children of Dr. Dayan and 72,000 shares issuable upon the exercise of options (62,500 of which are held by the Salomon J. Dayan UTD 11/08/78). Dr. Dayan's address is 2837 Sheridan Place, Evanston, Illinois 60201.

(7) Based upon information provided in a 13D/A joint filing dated January 13, 2003. Consists of 600 shares owned directly by Mr. D'Onofrio and 120,000 options owned by Mr. D'Onofrio, which currently are exercisable. In addition, includes 187,919 of the 383,508 shares owned by Urban 2000 Corp. Mr. D'Onofrio is the 49% stockholder of Urban 2000 Corp. and disclaims beneficial ownership of all but these 187,919 shares. The address of Urban 2000 Corp. is 10300 West Higgins Road, Suite 105, Rosemont, Illinois 60018.

(8) Based upon information provided in its Form 13F dated September 30, 2004, Dimensional Fund Advisors, Inc. ("DFA"), in its capacity as investment advisor, may be deemed beneficial owner of 307,000 shares which are owned by numerous investment counseling clients. Of the shares shown above, DFA has sole voting and investment power for 307,500 shares. The address of DFA is 1299 Ocean Avenue, Santa Monica, California 90401.

(9) Consists of 206,814 shares owned by trusts for which Liliane Dayan acts as trustee, and 62,500 shares issuable upon the exercise of options held by these trusts. Mrs. Dayan has sole voting and investment power for all 269,314 shares. Mr. Dayan is the brother of Dr. Solomon Dayan, who is one of our directors and whose beneficial ownership of our shares is also reflected in the above table. The address of Mr. and Mrs. Dayan is c/o Michael Best and Friedrich LLP, 401 N. Michigan Ave., Suite 1900, Chicago, Illinois 60611.

(10) Includes 1,275 shares held directly, 2,265 shares of restricted stock, and 80,500 shares issuable upon the exercise of options.

(11) Includes 2,500 shares held directly, 1,880 shares of restricted stock, and 57,000 shares issuable upon the exercise of options.

(12)  Includes 40,000 shares of restricted stock.

(13) Based upon information filed on Form 4 dated September 7, 2004. Includes 12,000 restricted shares directly held; 10,000 shares held directly; 5,000 shares held by Ashley E. Romano UGTMA, with Mr. Romano as custodian; and 5,500 shares subject to options presently exercisable.

(14) Based upon information filed on Form 4 dated September 7, 2004. Includes 12,000 restricted shares directly held; 14,968 shares held directly and 1,000 shares issuable upon the exercise of options.

(15) Based upon information filed on Form 4 dated September 7, 2004. Includes 12,000 restricted shares held directly; 1,480 shares held by the 1988 LaFlamme Family Trust dated January 14, 1988 and 1,000 shares issuable upon the exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of the registered class of our equity securities, to file with the Securities and Exchange Commission and The Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

We believe, based solely on our review of the copies of the above reports furnished to us and written representations to us that no other reports were required, that all the above Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2003.

                              STOCKHOLDER PROPOSALS

From time to time, stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 2004 stockholders' meeting must be received by us not later than August 2, 2005. Any such proposals, as well as any questions related thereto, should be directed to our Secretary.

                                  OTHER MATTERS

Our management knows of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote the proxy according to their best judgment.

                        "HOUSEHOLDING" OF PROXY MATERIALS

In accordance with the notices we sent to stockholders of record, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they notified us that they want to continue receiving multiple copies. We understand that the brokerage community has mailed similar notices to beneficial holders of our shares. This practice, known as "householding," is permitted by the Securities and Exchange Commission and is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

Stockholders who currently receive multiple copies of the annual report and proxy statement at their address and would like to request "householding" of their communications should contact their broker if they are a beneficial holder or, if they are a stockholder of record, should contact us at 847-228-5401, ext. 330, or inform us in writing at 2355 S. Arlington Heights Road, Suite 400, Arlington Heights, Illinois 60005. Stockholders who are "householding" their communications, but who wish to begin to receive separate copies of the annual report and proxy statement in the future may also notify us or their broker. We will promptly deliver, upon written or oral request, a separate copy of the annual report and proxy statement at a shared address to which a single copy was delivered.

                                         By the order of the Board of Directors

                                         /s/ James B. Dale
                                         --------------------------------------
                                         JAMES B. DALE
                                         Secretary

Arlington Heights, Illinois
December 1, 2004

                                     PROXY
                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

Arlington Hospitality, Inc.
2355 S. Arlington Heights Road, Suite 400
Arlington Heights, Illinois 60005

The undersigned hereby appoints Kenneth M. Fell and James B. Dale as proxies, each with the power to appoint his substitute, and hereby authorizes them, each acting alone, to represent and to vote, as designated on the reverse side, all the common stock of Arlington Hospitality, Inc. the undersigned is entitled to vote at the close of business on November 24, 2004, at the annual meeting of stockholders to be held on December 22, 2004, and any adjournment thereof, with all the powers the undersigned would possess if present.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxies will vote for all of the proposals on the reverse side. If any other matters properly come before the meeting, the proxies will vote on these matters in their discretion.

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                       USING THE ENCLOSED RETURN ENVELOPE

[AH LOGO]

ARLINGTON HOSPITALITY, INC.            VOTE BY MAIL
ATTN: INVESTOR RELATIONS               Mark, sign, and date your proxy
2355 S. ARLINGTON HEIGHTS              card and return it in the postage-paid
ROAD, SUITE 400                        envelope we have provided or return
ARLINGTON HEIGHTS, IL 60005            it to Arlington Hospitality, Inc.,
                                       c/o ADP, 51 Mercedes Way,
                                       Edgewood, NY 11717.

AUTO DATA PROCESSING
INVESTOR COMM SERVICES         16
ATTENTION:                     21
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

[BAR CODE]

                                                123,456,789,012.00000
                                                       =>000000000000
                                         A/C      1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS: [X]   ARLHS1   KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARLINGTON HOSPITALITY, INC.

 THE BOARD OF DIRECTORS     02    0000000000      214958286016
 RECOMMENDS A VOTE FOR THE
 FOLLOWING PROPOSALS.

 VOTE ON DIRECTORS           FOR WITHHOLD FOR ALL   To withhold authority to
                             ALL     ALL   EXCEPT   vote, mark "For All Except"
                                                    and write the nominee's
                             [ ]     [ ]    [ ]     number on the line below.

                                                    -------------------------

 1.  ELECTION OF DIRECTORS

   01) Steven J. Belmonte   04) Thomas J. Romano
   02) Salomon J. Dayan     05) Andrew E. Shapiro
   03) Kenneth M. Fell      06) Gerald T. LaFlamme

 VOTE ON PROPOSAL                                        FOR  AGAINST  ABSTAIN

 2.  Proposal to ratify appointment of Grant Thorn LLP    [ ]   [ ]      [ ]
     as independent auditors for the year ending
     December 31, 2004.

Please sign exactly as name appears on your stock certificates. For joint accounts, all tenants should sign. If signing for an estate, trust, corporation, partnership or other entity, title or capacity should be stated.

                                                  AUTO DATA PROCESSING
                                                  INVESTOR COMM SERVICES
                                                  ATTENTION:
                                                  TEST PRINT
                                                  51 MERCEDES WAY
                                                  EDGEWOOD, NY
                                                  11717

-----------------     ----              --------------    -----  123,456,789,012
Signature [PLEASE                       Signature                      041560103
SIGN WITHIN BOX]      Date   P05970    (Joint Owners)     Date                21